EXHIBIT 5



                                      [LETTERHEAD OF TEMPLE-INLAND INC.]




                                                          May 3, 2002




Board of Directors
Temple-Inland Inc.
1300 MoPac Expressway South
Austin, Texas 78746

Ladies and Gentlemen:

         I am the Vice President and General Counsel of Temple-Inland Inc., a Delaware corporation (the "Company"), and I have acted as counsel in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"), of a prospectus supplement, dated May 1, 2002 (the "Prospectus Supplement"), to the prospectus, dated March 26, 2002 (the "Base Prospectus," and together with the Prospectus Supplement, the "Prospectus"), included as part of the Registration Statement on Form S-3 of the Company, Temple-Inland Trust I and Temple-Inland Trust II (File Nos. 333-84120, 333-84120-01, 333-84120-02)
(the "Registration Statement"), relating to the offering (the "Offering") by the Company of $500,000,000 aggregate principal amount of the Company's 7.875% Senior Notes due 2012 (the "Notes"), pursuant to an underwriting agreement, dated May 1, 2002 (the "Underwriting Agreement"), between the Company and Salomon Smith Barney Inc. and UBS Warburg LLC, as representatives of the several underwriters named therein. The Notes will be issued under an indenture, dated as of September 1, 1986, between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee (the "Trustee"), as amended by the first supplemental indenture, dated as of April 15, 1988, the second supplemental indenture, dated as of December 27, 1990, and the third supplemental indenture, dated as of May 9, 1991 (as so amended, the "Indenture")

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Underwriting Agreement, (v) the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference into the Prospectus as of the date hereof, (vi) an executed copy of the Indenture, (vii) the Certificate of Incorporation, as amended, of the Company, (viii) the By-laws of the Company, as currently in effect, (ix) certain resolutions of the Board of Directors of the Company and the written consent of the Special Committee thereof, (x) the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement and (xi) the form of global certificate evidencing Notes. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         I am admitted to the bar of the State of Texas and do not express any opinion as to the laws of any jurisdiction other than the State of Texas, the corporate laws of the State of Delaware or the federal laws of the United States of America.

         Based upon the foregoing, I am of the opinion that the Notes have been duly authorized, and when executed and authenticated in accordance with the terms of the Indenture, the Notes, when issued, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to the use of my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission.


                                        Very truly yours,

                                            /s/ M. Richard Warner
                                        ---------------------------------------
                                        M. Richard Warner
                                        Vice President and General Counsel